Wedbush ETFMG Video Game Tech ETF (GAMR)	BlueStar Israel Technology ETF (ITEQ)
Wedbush ETFMG Global Cloud Technology ETF (IVES)	ETFMG Alternative Harvest ETF (MJ)
ETFMG Prime Cyber Security ETF (HACK)	ETFMG Prime Junior Silver Miners ETF (SILJ)
ETFMG Prime Mobile Payments ETF (IPAY)	AI Powered Equity ETF (AIEQ)
ETFMG Treatments, Testing and Advancements ETF (GERM)	ETFMG Travel Tech ETF (AWAY)
Etho Climate Leadership US ETF (ETHO)

November 21, 2023

Dear Shareholder,

In order to give shareholders additional time to vote their shares, the Joint Special Meeting of Shareholders of the above ETFMG Funds has been adjourned until December 28, 2023.

I am pleased to report that your fellow shareholders have expressed strong support for the Plan of Reorganization (“Plan”) proposal. As a shareholder in one or more of the above listed funds, please take a few minutes to sign, date, and mail the enclosed proxy card in the prepaid envelope or follow the instructions below to vote by telephone or internet.

Even though greater than 87% of votes cast support the Plan proposal, each fund needs additional votes to reach 50% participation. It is important to be aware that if shareholder approval is not obtained for any ETFMG Fund, your Board of Trustees will need to consider other options, including liquidating the Fund(s).

Vote by Phone by calling 855-553-5076 and speaking with a proxy voting specialist today. Our representatives are available weekdays from 10am to 11pm ET. You may also call the toll-free number on the enclosed card and follow the prompts.

Vote by Internet by visiting the internet address on the enclosed card and following the instructions.
Vote by Mail by completing, signing, and dating the enclosed card and returning it in the enclosed prepaid return envelope.

You may receive a phone call from our proxy solicitor, Morrow Sodali Fund Solutions ("MSFS"). You can vote your shares over the phone with the MSFS representative. In the interim, please call MSFS toll-free at 855-553-5076 to vote your shares.

Thank you,

Matthew Bromberg
COO & General Counsel
ETF Managers Group, LLC.

ETFMG_112123_ADJ